(e)(3)
AMENDMENT TO THE
DISTRIBUTION AGREEMENT
     THIS AMENDMENT, dated as of the 18th day of February, 2010, to the Distribution Agreement dated as of November 17, 2006, as amended (the “Agreement”), is entered into by and between Quaker Investment Trust, a Massachusetts trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).
     WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;
     NOW THEREFORE, pursuant to Section 11 of the Agreement, the parties hereby amend the fund names of the Agreement as follows:
Exhibit A (“Exhibit A”) is hereby superseded and replaced with Exhibit A attached hereto.
     The Agreement, as amended, shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

QUAKER INVESTMENT TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ Justin Brundage	By:	/s/ James R. Schoenike

	Justin Brundage		James R. Schoenike
Title:	Secretary	Title:	President

Exhibit A to the Distribution Agreement
Quaker Investment Trust
Separate Series of Quaker Investment Trust

Name of Series	Date Added
Quaker Strategic Growth Fund
Quaker Capital Opportunities Fund
Quaker Mid-Cap Value Fund
Quaker Small-Cap Value Fund
Quaker Global Tactical Allocation Fund
Quaker Small-Cap Growth Tactical Allocation Fund
Quaker Long-Short Tactical Allocation Fund
Quaker Large-Cap Value Tactical Allocation Fund
Quaker Event Arbitrage Fund
Quaker Akros Absolute Return Fund
November, 2006 November, 2006 November, 2006 November, 2006 May, 2008 August, 2008 February, 2009 February, 2009 February, 2010 February, 2010

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